Exhibit 99





   Contact:Jerome I. Feldman                 Scott N. Greenberg
           President &                       Executive Vice President &
           Chief Executive Officer           Chief Financial Officer
           (212) 230-9508                    (212) 230-9529


   GP STRATEGIES REPORTS TERMINATION OF MERGER AGREEMENT WITH AN AFFILIATE
                         OF VERONIS, SUHLER & ASSOCIATES

         New York, New York, February 14, 2000 . . . . GP Strategies Corporation
   (NYSE:GPX) reported today that it has terminated its previously announced merger agreement with VS&A Communications Partners III, L.P. ("VS&A"), an affiliate of Veronis, Suhler & Associates Inc., pursuant to which holders of outstanding shares of the Company would have received $13.75 per share (including the associated rights), payable in cash.

         VS&A had informed the Company that it believes that the Company suffered a material adverse change in the fourth quarter of 1999 and that the conditions to VS&A's obligation to consummate the merger contemplated by the merger agreement therefore may not be fulfilled. VS&A also said that it did not intend to waive the conditions to its obligation. Since certain members of the Company's management were participating in the proposed VS&A merger, the Special Negotiating Committee of the Board of Directors, which evaluated and recommended the proposed VS&A merger, was empowered to consider the Company's options.

         The Committee and its advisors attempted to negotiate an alternative transaction with VS&A, but were unable to do so on acceptable terms. The Committee also determined that prompt action was necessary to preserve value for the Company's stockholders and that it would be imprudent to continue with the proposed VS&A merger given that there would be no assurance that VS&A would have an obligation to close. Therefore, the Special Negotiating Committee unanimously recommended that the proposed VS&A merger be terminated. The Board of Directors agreed that this was the best course of action for the Company's stockholders, and believes that this early termination will enable senior management and the Board of Directors to focus their efforts on improving core operations, as well as continuing sales of non-core assets. In addition, the Company will continue to explore strategic initiatives and implement steps to improve stockholder value and continue to reduce its operating expenses.

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         To induce  VS&A to agree to the  immediate  termination  of the  merger agreement and to give the Company a general release, the Company issued to VS&A, as partial reimbursement of the expenses incurred by it in connection with the merger agreement, 83,333 shares of the Company's Common Stock and an 18-month warrant to purchase 83,333 shares of the Company's Common Stock at a price of $6.00 per share.

         The Company's General Physics subsidiary suffered a severe downturn in the fourth quarter of 1999, due to increased losses in its IT Training operations as well as a slowdown in the remainder of General Physics' operations. The Company believes that the results were primarily due to clients diverting potential training dollars for possible Y2K issues, a lack of new software product introductions and product sales in the IT area, delays in plant launches, and a general weakness in the technology enhancement business because of customer concerns with Y2K. The Company took certain steps in the fourth quarter to change the focus of its information technology and consulting services, including further streamlining its IT and consulting operations by closing or consolidating offices, terminating employees, and reducing related costs. As a result, the Company is evaluating certain additional write-offs. Based on discussions with its banks, the Company believes that its bank agreement will be amended to eliminate the technical defaults that exist with respect to certain financial covenants as a result of the restructuring charges taken by the Company during 1999 and the related losses.

      The Company believes that the downturn in the fourth quarter of 1999 does not diminish the Company's future potential. The Company believes that it is still well positioned and unrivaled in its scope of services, the quality and performance of its people, and its ability to service clients around the world. After many years of dramatic growth in its commercial training operations, GP Strategies is the largest custom technical training company in the world with a very strong base of Fortune 500 clients and a full scope of training and performance improvement services. The Company anticipates that business will start improving in the second quarter of 2000. The Company recently received several major awards from Fortune 500 corporations. In addition, it is anticipated that new software products (such as Microsoft
   2000) will be introduced shortly which should result in increased demand for the Company's IT training services. The Company has reduced its corporate staff and consolidated certain general and administrative functions and is exploring further changes to reduce costs, including expenses relating to facility costs. The Company intends to continue to evaluate the sale of non-core assets and recently sold substantially all of its remaining shares in GTS Duratek, Inc.

         The forward-looking statements contained herein reflect GP Strategies' management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of GP Strategies, including, but not limited to the risk that the Company will not be able to obtain amendments to its loan agreement to eliminate existing defaults and those risks and uncertainties detailed in GP Strategies' periodic reports and registration statements filed with the Securities and Exchange Commission.

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